SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 19, 2006
Date of Report
(Date of earliest event reported)

AQUANTIVE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
821 Second Avenue, 18th Floor, Seattle, Washington 98104
(Address of principal executive offices, including zip code)
(206) 816-8800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On June 19, 2006, Karl Siebrecht was appointed President of the Atlas business unit of aQuantive, Inc., a Washington corporation (the “Company”). Mr. Siebrecht replaces Ona Karasa, who resigned as the President of Atlas to commence a medical leave of absence effective June 19, 2006.
Mr. Siebrecht, age 37, has been with aQuantive since 1999. Most recently, since September 2005, Mr. Siebrecht served as Senior Vice President and General Manager of Atlas Enterprise. Prior to that time, he held a variety of leadership roles in analytics, product management, business strategy and operations, serving in a Vice President capacity since January 2002. Prior to joining aQuantive, Mr. Siebrecht was a manager for strategic marketing and private equity transactions at Bain & Company, a strategic consulting firm in Boston. Prior to that, he served four years in the United States Navy as a diving officer. Mr. Siebrecht holds an MBA degree from the Amos Tuck School at Dartmouth College, and a B.A. degree in economics from Duke University.
There is no employment agreement between the Company and Mr. Siebrecht. As President of Atlas, Mr. Siebrecht’s employment arrangement will include an annual base salary and participation in the Company’s 2006 Executive Committee bonus program (as such bonus program was described in the Current Report on Form 8-K dated January 30, 2006 previously filed by the Company with the SEC). In addition, Mr. Siebrecht has in the past from time to time as an employee of the Company been awarded options to purchase shares of the Company’s common stock under the Company’s stock option plans, and he may be awarded additional stock options or other equity-based compensation under those plans from time to time in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 23, 2006

AQUANTIVE, INC.
By:	/s/ Linda Schoemaker
Name:	Linda Schoemaker
Title:	Senior Vice President and General Counsel